Exhibit 99.18

FORM OF SUPPLEMENTAL DISCLOSURE FOR MEXICO

      The following legend will be distributed to GM common stockholders of record resident in Mexico as a supplement to the consent solicitation statement/ information statement/ prospectuses.

      The Hughes common stock and the News Corporation Preferred ADSs have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This document may not be publicly distributed in Mexico. This document is addressed to existing GM common stockholders and may not be reproduced or copied in any form.